Patrick J. Dempsey President and Chief Executive Officer pjdempsey@BGInc.com	123 MAIN STREET BRISTOL, CT	T: 860.973-2121 F: 860.582-3228 BGInc.com
EXHIBIT 10.2
February 12, 2021

Mr. Lukas Hovorka
46 Westbury
Avon, Connecticut 06001

Dear Lukas:

We are pleased to offer you the position of Senior Vice President, Corporate Development, Barnes Group Inc. at an annual salary of $320,000 (paid monthly in advance), effective March 1, 2021. In this position you will report to me and remain headquartered in Bristol, Connecticut.

Effective March 1, 2021, you will continue to participate in the Management Incentive Compensation Plan (2021) and the Performance-Linked Bonus Plan for Selected Executive Officers (beginning in 2022). Your target incentive under this plan will increase to 45% of base salary, with a maximum payout of 135% of base salary and will remain based 100% on Barnes Corporate results. For the period of January 1, 2021 through February 28, 2021, your annual incentive target will remain 35% of base salary, with a maximum payout of 105% of base salary (based 100% on Barnes Corporate results). Annual performance measures will be communicated in early 2021 once approved by the Compensation and Management Development Committee of the Board of Directors. Your total cash compensation package is $464,000 at target and $752,000 at maximum on an annualized basis. Payouts are subject to the provisions of the plan and are normally paid in late February of the year immediately following the plan year. You must be employed on the date bonuses are paid to be eligible for a payout.

Effective on your date of appointment, you will be awarded the following:

•5,800 Stock Options, with an exercise price equal to the fair market value of Barnes Group’s stock (as defined in the 2014 Barnes Group Inc. Stock and Incentive Award Plan) on your date of appointment. These options will vest one-third each on the 18th, 30th, and 42nd month anniversaries of the date of grant. Stock options are a speculative financial vehicle driven solely by stock price appreciation. Fair market value stock options have no intrinsic value absent such appreciation.

•2,000 Time-vested Restricted Stock Units, with each unit having the equivalent value of one share of Barnes Group stock. The restrictions will lapse one-third each on the 18th, 30th, and 42nd month anniversaries of the date of grant. You will receive dividends on these restricted stock units as such dividends are declared by the Company.

•3,300 Performance Share Awards, with each unit having the equivalent value of one share of Barnes Group stock. Performance share awards vest on the basis of the performance of Barnes Group over three years. Two of the performance measures, Total Shareholder Return (TSR) and EBITDA Growth are measured on a relative basis against the Russell 2000 companies. The third measure, Return on Invested Capital (ROIC), is measured on an absolute basis against “pre-established targets” as set by the Compensation and Management Development Committee of the Board of Directors. Shares earned, if any, will be paid out upon vesting. Dividends will accrue on this performance share award and be paid in the same ratio as the underlying shares.

February 12, 2021                                Page – 2 –
Lukas Hovorka

You will continue to be eligible for annual long-term awards beginning with the 2022 grant cycle. Your current target value for annual long-term compensation is $350,000. We currently expect these awards to be in the form of stock options, restricted stock units, and performance share awards. All awards are subject to the discretion of the Compensation and Management Development Committee.

You will be expected to sign an agreement that provides that, in certain circumstances, you may be subject to a “claw back” of any cash or equity awards earned if the Company restates its financial results lower than those upon which awards were calculated (with the exception of restatements not caused by misconduct or error) to comply with generally accepted accounting principles.

You will continue to be subject to stock ownership guidelines and the guideline for your new position is three times (3x) your base salary. Ownership includes directly and beneficially owned shares, stock retained following the distribution of vested restricted stock units and earned performance share awards, and exercises of stock options, stock unit holdings under the Barnes Group Inc. Retirement Savings Plan (RSP), and stock owned through the Barnes Group Inc. Employee Stock Purchase Plan (ESPP). In addition, two-thirds of the value of unvested restricted stock units will be credited toward ownership guidelines. Shares granted by the Company (100% of the after-tax value of equity grants vesting, or options exercised) must be retained until you have met your ownership guidelines. Once met, your multiple of salary requirement converts into a “fixed” number of shares needed to meet that requirement. Going forward, participants must maintain, at minimum, their “fixed” number of shares while employed with the Company in an ownership designated position. While there is no specific timeframe requirement for achieving the ownership requirement, participants are expected to make steady progress and maintain ownership of any shares realized through vesting of restricted stock units, performance share awards, and stock option exercises.

You will continue to participate in the executive Enhanced Life Insurance Plan “ELIP” and your death benefit will increase to $1,280,000 (four times your current salary). ELIP is an individual policy that you own and, as such, the policy is portable. Barnes Group Inc. pays the premium for as long as you remain with the Company.

As a Sr. Officer of the Company, you continue to be entitled to coverage for an annual executive physical and financial planning assistance. The executive physical benefit provides reimbursement for expenses associated with an annual physical examination with a provider of your choice. The financial planning benefit provides reimbursement for professional financial planning assistance, tax planning, and/or tax preparation services, up to a maximum of $4,000 per year. There is no tax gross up associated with these benefits.

Your participation in the Company’s employee benefit programs remains in effect, unchanged, although certain participation and benefit levels may change commensurate with your increase in salary. Your vacation eligibility will remain the same.

February 12, 2021                                Page – 3 –
Lukas Hovorka

Due to the nature of the role that is being offered to you, and our interest in protecting Barnes Group’s confidential information that will be shared with you during your employment, our offer of employment is subject to, and contingent upon, you agreeing to the following:
•You will not, directly or indirectly, either through your own activities or those of any other person, company, entity or enterprise, hire or solicit or facilitate or arrange for the hiring or solicitation of any person who is an employee of the Company or any affiliate of the Company (“affiliate”) or any employee who has terminated his or her employment with the Company or any of its affiliates within the prior twelve (12) month period, or encourage any such employee to leave such employment, in each case during the two (2) year period following the date on which your employment ends for any reason.
•For the two (2) year period following the date on which your employment ends for any reason, you will not intentionally or knowingly, directly or indirectly, either through your own activities or those of any other person, firm, company, entity or enterprise, (i) interfere with the Company’s or any of its affiliates relationship with, or endeavor to entice away from the Company or any of its affiliates, any individual, person, firm, or other business entity who at any time during your employment with the Company, was a customer of the Company or any of its affiliates or otherwise had a material business relationship with the Company or any of its affiliates, or (ii) discourage, or attempt to discourage, any individual, person, firm, or business entity from doing business with the Company or any of its affiliates.
•For the eighteen (18) month period following the date on which your employment ends for any reason, you will not own, manage, operate, join, control, be employed by or with, render services to, or participate in any manner with any business which competes with the business conducted by the Company or any of its affiliates anywhere in the Restricted Area during the two (2) years immediately preceding the end of your employment with the Company where doing so will require you to provide the same or substantially similar services to such competitive business as those which you provided to the Company during your employment.  “Restricted Area” means (a) the geographic territory in which you worked, represented the Company, or had business contact with the Company’s and its affiliates’ customers and/or suppliers and (b) anywhere the Company is doing business where your use or disclosure of the Company’s or its affiliates’ confidential information (whether for your own benefit or on behalf of a competitor) could materially disadvantage the Company regardless of your physical location.
Both the Company and you acknowledge that the covenants in the above three bullets (collectively, the “Covenants”) are necessary and essential to protect the Company’s confidential information; that the area, duration and scope of the Covenants are reasonable and necessary to protect the Company; that they do not unduly oppress or restrict your ability to earn a livelihood in your chosen profession; that they are not an undue restraint on your trade or any of the public interests that may be involved; and that the Company has a legitimate business purpose in requiring you to abide by the Covenants. You and the Company agree that in the event that a

February 12, 2021                                Page – 4 –
Lukas Hovorka

court were to determine that any portion of the above bullet is unreasonable, arbitrary or against public policy, the provisions are to be enforced for such smaller area, shorter duration or narrow scope as shall be determined to be reasonable, non-arbitrary and not against public policy.

You acknowledge and agree that (i) the obligations you are agreeing to under this letter, especially the Covenants, are supported by adequate consideration, none of which you would otherwise be entitled to receive, including employment with the Company, base salary, and the other compensation and benefits described in this offer letter and (ii) any violation of this letter agreement would result in irreparable harm and injury to the Company. In the event of a breach or threatened breach by you of the provisions of this letter agreement, you agree that the Company will be entitled to an injunction, without first posting bond and without notice, restraining you from such breach or threatened breach and to any other legal or equitable remedies available to the Company. The Company will also be entitled to all costs and expenses, including reasonable attorneys’ fees from you should you breach this Agreement.

This letter sets forth our offer of a change in position and is not intended to create an expressed or implied contract of any kind, nor shall it be construed to constitute a promise or contract of lifetime or continuing employment. Your employment with Barnes Group Inc. is at will and may be terminated at any time, with or without cause, by either you or the Company. The terms of this offer supersede and take the place of any prior written or oral offers of employment. Barnes Group Inc. also has the right to change, interpret, withdraw, or add to any of the policies, benefits, terms or conditions of employment at any time. The terms and conditions of this letter may only be amended or modified in writing by me.

If you have any questions with regard to the above, please contact Dawn Edwards, Senior Vice President, Human Resources, Barnes Group Inc., at (860) 973-2119. To accept this offer, please sign, date and return the enclosed duplicate copy of this letter to Dawn, no later than February 15, 2021.

Lukas, I look forward to you being a part of the Barnes Group senior leadership team and your continued contributions to the overall success, growth and profitability of the company.

Sincerely,

/S/ PATRICK J DEMPSEY

Patrick J. Dempsey
President and Chief Executive Officer

Agreed to and accepted:

/S/ LUKAS HOVORKA                     2/12/2021
Lukas Hovorka                      Date